Exhibit 99.1

Perfect Moment Reports Strong Fiscal Q1 2026 Results

51% year-over-year revenue growth and record gross margin of 60.4%

Strong margin expansion driven by new revenue streams, enhanced channel mix, and disciplined cost management

LONDON – August 14, 2025 – Perfect Moment Ltd. (NYSE American: PMNT) (“Perfect Moment” or the “Company”), the high-performance, luxury skiwear and lifestyle brand that fuses technical excellence with fashion-led designs, reported results for its fiscal first quarter 2026 ended June 30, 2025.

Financial Highlights

●	Revenue up 51% to $1.5 million compared to $974,000 in Q1 FY25.
●	Gross margin improved to a record 60.4%, up from 36.6% in Q1 FY25.
●	Growth driven by the successful launch of new revenue streams, including collaboration and partnership revenues, alongside continued strength in ecommerce and wholesale channels.
●	Adjusted EBITDA loss improved to $2.6 million compared to a loss of $2.9 million in Q1 FY25.

Management Commentary

“We are pleased to report another quarter of strong top-line growth and a substantial improvement in gross margin, reflecting the impact of our strategic initiatives to diversify revenue, elevate product mix, and optimize our supply chain,” said Jane Gottschalk, President and Principal Executive Officer of Perfect Moment. “The launch of our spring/summer capsule, expansion of our style count, and the introduction of partnership revenues have further strengthened our brand positioning and customer engagement globally.”

“Our record gross margin and 51% revenue growth reflect the successful execution of our growth and profitability strategy,” said Chath Weerasinghe, Chief Financial and Operating Officer of Perfect Moment. “We’re investing strategically in brand, infrastructure, and market expansion, while maintaining tight cost control — positioning Perfect Moment for sustained growth and profitability.”

Operational Highlights

●	Expanded annual style count from approximately 75 to over 200.
●	Implemented a tiered pricing architecture to enhance value perception and margins.
●	Increased presence to over 60 countries, supported by ecommerce, premium wholesale accounts, and select retail and concession formats.
●	Strategic collaborations and partnerships contributed meaningfully to revenue and brand visibility.

Marketing & Brand Highlights

●	Launched the limited-edition PERFECT MOMENT x BWT Alpine Formula One Team capsule collection, the first in a multi-year collaboration uniting motorsport energy with luxury performance wear, supported by a global media campaign, exclusive pop-up experiences at select Grands Prix, and a forthcoming ski capsule blending high-speed energy with high-altitude performance.

Subsequent Events

●	Opened a new European distribution hub in the Netherlands, replacing former UK and Hong Kong warehouses as part of a global logistics transformation designed to streamline operations, cut logistics touchpoints by over 50%, accelerate delivery timelines and drive meaningful long-term cost savings.
●	The Company received $3.4 million in funding from one of its principal stockholders to support working capital needs. The Company is in the process of formalizing the related agreement, which is expected to include an interest rate of 12.0% per annum and a maturity date of November 8, 2025.

Fiscal Q1 2026 Financial Summary

Total net revenue increased 51% to $1.5 million from $974,000 in the same year-ago quarter. The increase was driven by the launch of new revenue streams, which includes collaboration and partnership revenues, as well as continued strength in ecommerce and wholesale channels. The first fiscal quarter has historically been the Company’s lowest quarter of the year due to seasonality, representing less than 5% of the Company’s annual net revenues.

eCommerce net revenue increased 6% to $978,000 compared to $922,000 in the year-ago quarter.

Wholesale revenue increased significantly to $153,000 compared to $52,000 in the year-ago quarter.

Gross profit increased 150% to $889,000 from $356,000 in the year-ago quarter and gross margins were 60.4% compared to 36.6% in the year-ago period. The increase primarily reflects favorable channel mix, which includes growth in higher-margin revenue streams, and the Company’s ongoing focus on disciplined pricing and supply chain reengineering.

Total operating expenses increased 5% to $3.9 million from $3.8 million in the year-ago quarter. The increase was driven by higher marketing spend to support brand visibility and customer engagement initiatives, as well as modest SG&A growth reflecting strategic investments, professional fees, and higher personnel costs.

Net loss was $3.8 million, or $(0.21) per diluted share, compared to a net loss of $3.4 million, or $(0.22) per diluted share, in the year-ago period.

Adjusted EBITDA loss improved $331,000 to $2.6 million compared to $2.9 million in the year-ago quarter. The improvement in Adjusted EBITDA was primarily driven by the aforementioned increase in gross profit, reflecting higher revenue and significant gross margin expansion, largely from the addition of partnership revenue and improved channel and product mix.

Cash, cash equivalents and restricted cash totaled $3.0 million at June 30, 2025, compared to $7.5 million at March 31, 2025. The decrease was primarily due to an increase in cash used in operating activities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ from those contained in the forward-looking statements, include those risks and uncertainties described more fully in the sections titled “Risk Factors” in our Form 10-K for the fiscal year ended March 31, 2025, and in the prospectus supplement for the offering, filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release are made as of this date and are based on information currently available to us. We undertake no duty to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

About Perfect Moment Ltd.

Founded in Chamonix, France, Perfect Moment is a luxury outerwear and activewear brand that merges alpine heritage with fashion-forward performance. Known for its technical excellence, bold design, and versatile pieces that transition seamlessly from slopes to city, the brand is worn by athletes, tastemakers, and celebrities worldwide. Perfect Moment is traded on the NYSE American under the ticker symbol PMNT. Learn more at www.perfectmoment.com.

Contacts

Company Contact

Julie Robinson, Brand Director

Perfect Moment

Tel +44 7595178702

press@perfectmoment.com

Investor Contact

Gateway Group

Tel (949) 574-3860

PMNT@gateway-grp.com

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30, 2025	Three months ended June 30, 2024
Revenue, net	$1,472	$974
Cost of sales	583	618
Gross profit	889	356
Operating expenses:
Selling, general and administrative expenses	3,415	3,298
Marketing and advertising expenses	529	453
Total operating expenses	3,944	3,751
Loss from operations	(3,055)	(3,395)
Other income (expense), net
Interest expense	(779)	(5)
Foreign currency transactions (loss) gain	15	12
Total other (expense) income, net	(764)	7
Net loss	$(3,819)	$(3,388)
Dividends on Series AA Convertible Preferred Stock	(159)	—
Net loss attributable to common shareholders, basic and diluted	$(3,978)	$(3,388)
Basic and diluted loss per share attributable to common stockholders	$(0.21)	$(0.22)
Basic and diluted weighted-average number of shares outstanding	19,328,778	15,653,449
Other comprehensive losses:
Net loss	$(3,819)	(3,388)
Foreign currency translation gain (loss)	(133)	(14)
Comprehensive loss	$(3,952)	$(3,402)

PERFECT MOMENT LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	June 30, 2025	March 31, 2025
	unaudited
Assets
Current assets:
Cash and cash equivalents	$2,986	$6,159
Restricted cash	—	1,350
Accounts receivable, net	544	886
Inventories, net	1,387	1,567
Prepaid and other current assets	2,935	2,812
Total current assets	7,852	12,774
Long term assets:
Operating lease right of use assets	44	44
Property and equipment, net	380	483
Other non-current assets	39	36
Total assets	$8,315	$13,337
Liabilities and Shareholders’ Equity
Current liabilities:
Trade payables	$2,322	$2,594
Accrued expenses	2,461	4,233
Trade finance facility	—	2,495
Short-term borrowings, net	1,694	1,851
Operating lease liabilities, current	36	44
Deferred revenue	807	264
Total current liabilities	7,320	11,481
Long term liabilities:
Operating lease obligations, long-term portion	8	—
Total liabilities	7,328	11,481

Stockholders’ equity:
Series AA convertible preferred stock, $0.0001 par value, 1,800,000 shares authorized; 924,921 shares issued and outstanding as of June 30, 2025 and March 31, 2025, respectively	-	-
Common stock; $0.0001 par value; 100,000,000 shares authorized; 31,083,694 and 19,291,000 shares issued and outstanding as of June 30, 2025 and March 31, 2025, respectively	3	2
Additional paid-in capital	69,875	66,793
Accumulated other comprehensive loss	(156)	(23)
Accumulated deficit	(68,735)	(64,916)
Total shareholders’ equity	987	1,856
Total Liabilities and Shareholders’ Equity	$8,315	$13,337

Use Of Non-GAAP Measures

In addition to our results under generally accepted accounted principles (“GAAP”), we present Adjusted EBITDA as a supplemental measure of our performance. However, Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, financing costs and changes in fair value of derivative liability.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations in that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Adjusted EBITDA

	Three months ended June 30, 2025	Three months ended June 30, 2024
Net loss, as reported	$(3,819)	$(3,388)
Adjustments:
Interest expense	779	5
Stock compensation expense	134	370
Amortization of stock-based services	199	—
Depreciation and amortization	131	106
Adjusted EBITDA	$(2,576)	$(2,907)

We present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the Adjusted EBITDA does not reflect any cash requirements for such replacements.